Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2025, relating to the December 31, 2024 and 2023 consolidated financial statements of U.S. Energy Corp., which appears in the Annual Report on Form 10-K of U.S. Energy Corp. for the year ended December 31, 2024.

/s/ Weaver and Tidwell, L.L.P.

Houston, Texas
September 12, 2025